Exhibit 11

                          WATSCO, INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
                        For the Years Ended December 31,
                  (In thousands of dollars, except share data)

                                                     1995                 1994   (1)           1993 (1)
                                                 ---------             ---------            ---------

Net Income                                          $7,250                $5,762               $5,041

Less subsidiary preferred stock dividend              (130)                 (130)                 (70)
                                                 ---------             ---------            ---------
Income applicable to common stock
   for primary earnings per share                    7,120                 5,632                4,971

Add interest expense, net of income
   tax effects, attributable to assumed
   conversion of convertible debentures                108                   121                  206
                                                 ---------             ---------            ---------
Income applicable to common stock
   for fully diluted earnings per share             $7,228                $5,753               $5,177
                                                 =========             =========            =========


Weighted average common shares
   outstanding                                   6,197,297             6,107,275            5,744,052

Dilutive stock options and warrant                 384,952               218,853              124,530
                                                 ---------             ---------            ---------
Shares for primary earnings per share            6,582,249             6,326,128            5,868,582

Assumed conversion of debentures                   240,522               267,561              470,461

Additional dilution of stock options
   and warrant                                     147,833                52,573                   -
                                                 ---------             ---------            ---------
Shares for fully diluted earnings per
   share                                         6,970,604             6,646,262            6,339,043
                                                 =========             =========            =========

Net income per primary share                         $1.08                  $.89                 $.85
                                                     =====                  ====                 ====
Net income per fully diluted share                   $1.04                  $.87                 $.82
                                                     =====                  ====                 ====


(1) The share amounts for 1994 and 1993 have been restated to reflect a three-for-two stock split effected in the form of a 50% dividend paid by the Company on May 15, 1995.